EXHIBIT 10.27

January 16, 2023

Peter Gray

[Address Omitted]

Dear Peter,

We are pleased to confirm the compensation details for your new role as Chief Commercial Officer, Chief Administrative Officer and General Counsel, which title change shall be effective January 28, 2023. In this role, you will report to me. Your Home Office remains Dodgeville, WI. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success.

The following outlines the changes to your compensation package:

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Effective December 31, 2022.

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Annual base salary of $675,000 paid in bi-weekly payments starting with the January 19, 2023 pay-date. You will next be eligible for a merit increase consideration in the 2024 merit cycle.

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Continued participation in the Lands’ End, Inc. Annual Incentive Plan (“AIP”) with your annual target incentive opportunity remaining at 75% of your eligible earnings as of your effective date. The portion of the bonus target paid each year is based on your performance and the company’s fiscal results and is payable at Lands’ End’s discretion. Your incentive opportunity is subject to the terms and conditions of the Company’s Annual Incentive Plan. Any 2022 Annual Incentive will take into consideration your eligible earnings for the fiscal year time period of January 29, 2022 to January 27, 2023 and will be prorated based eligible earnings. You must be an active employee at the time of the payout to receive the bonus.

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Continued participation in the Lands’ End Long-term Incentive program (“LTI”) with your annual target incentive opportunity remaining at 110% of your base salary.

We all think highly of you and believe there will be opportunity to leverage your knowledge, experience, and leadership as we continue to grow as a trusted American lifestyle brand.

Sincerely,
/s/ Andrew McLean	/s/ Peter L. Gray
Andrew McLean	Agreed and Accepted
CEO - Designate	Peter Gray